Exhibit 99.1

Avnet Announces Plan for Chief Financial Officer Transition

PHOENIX – August 9, 2017  – Avnet (NYSE: AVT) today announced that Kevin Moriarty, the Company’s Chief Financial Officer (CFO) for the past 4.5 years, has notified the Company of his decision to step down from the position due to personal reasons, effective August 18, 2017. Ken Jacobson, the Company’s controller, has been named interim CFO.  Ken has been with Avnet for more than 4 years and brings a wealth of experience to this role. In addition, Ken has over 12 years of Big 4 accounting and industry experience working with a variety of public, private, and international companies.  The Company is initiating a full search process immediately where both internal and external candidates will be considered.

Bill Amelio, Avnet’s Chief Executive Officer, said, “Kevin has contributed to Avnet’s strategy and direction in immeasurable ways. Kevin leaves a tremendous legacy at Avnet—having completely reprioritized our portfolio with the sale of our Technology Solutions business to Tech Data Corporation and the critical acquisitions of Premier Farnell and Hackster.IO.  Kevin was instrumental in our capital allocation program including overseeing a number of acquisitions, instituting a dividend and managing our disciplined share repurchase program.  Avnet is on sound financial footing with a differentiated strategy for growth due in large part to Kevin’s leadership and vision.”

Mr. Moriarty stated, “I am proud of what was accomplished during my time at Avnet and believe the Company is positioned for a bright future as they execute on the strategies we put in place. With a leading position in technology distribution, a growing digital footprint and a strong balance sheet, Avnet is positioned to accelerate growth and drive improved financial performance. As a shareholder, I’m excited to see the progress the team makes going forward.”

Mr. Amelio added, “Kevin has built a solid bench of outstanding finance professionals, which will ensure a smooth and seamless transition. We wish him all the best and thank him for his contribution to Avnet.”

About Avnet

From idea to design and from prototype to production, Avnet supports customers at each stage of a product’s lifecycle. A comprehensive portfolio of design and supply chain services makes Avnet the go-to guide for innovators who set the pace for technological change. For nearly a century, Avnet has helped its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com.

Visit the Avnet Investor Relations website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Investor Relations Contact	Media Relations Contact
Vincent Keenan	Maureen O’Leary
Investor Relations	Corporate Communications
480-643-7053	480-643-7499
investorrelations@avnet.com	maureen.o’leary@avnet.com